UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2013 (August 6, 2013)

American Realty Capital Trust V, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-187092	90-0929989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 6, 2013, American Realty Capital Trust V, Inc.’s (the “Company”) board of directors approved the Company’s potential acquisition of a portfolio of 247 properties. Subsequently, on August 8, 2013, the Company’s sponsor, AR Capital, LLC, entered into a purchase and sale agreement for various portfolios with Inland American Real Estate Trust, Inc., including the portfolio that is being acquired by the Company. The seller has no material relationship with the Company and the acquisition will not be an affiliated transaction.

Pursuant to the terms of the purchase and sale agreement, the obligation to close upon the acquisition of the portfolio is subject to certain conditions customary to closing. Although the Company believes that the acquisition of the portfolio is probable, there can be no assurance that the acquisition will be consummated. The purchase and sale agreement contains customary representations and warranties by the seller.

The purchase price of the portfolio is $1.448 billion, exclusive of closing costs, including the assumption of $488.0 million of debt. The Company intends to fund the remaining purchase price of the portfolio with cash on hand from its ongoing initial public offering. The Company may seek financing on the portfolio at or post-closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The portfolio contains approximately 10.0 million rentable square feet and is 100% leased to nine tenants. As of the date of this filing, the portfolio’s leases have a weighted average remaining lease term of 11.7 years and the leases are primarily net, whereby the tenant is required to pay substantially all operating expenses, including costs to maintain and repair the roof and structure of the building, in addition to base rent.

The following table provides information about the portfolio relating to the tenant, number of locations, weighted average lease term remaining, rentable square feet, purchase price and expected annualized GAAP net operating income for each of the nine tenants described above.

Tenant	Number of Locations	Weighted Average Lease Term Remaining	Rentable Square Feet	Purchase Price (in millions)	Expected Annualized GAAP(2) Net Operating Income (in millions)
Suntrust	215	11.7	1,162,254	$435.5	$31.4
Sanofi SA	1	12.9	736,572	$252.4	$18.7
C&S Wholesale Grocers	5	9.2	3,031,295	$201.2	$16.8
Americold	11	12.2	1,896,815	$196.4	$15.1
Koninklijke Ahold	9	13.2	599,830	$154.0	$10.4
American Express Travel(1)	2	9.2	785,164	$92.0	$7.3
Home Depot	2	13.4	1,315,200	$79.5	$6.0
New Breed Logistics	1	8.3	390,486	$24.9	$1.9
L.A. Fitness	1	10.5	45,000	$12.1	$0.9
Total	247	11.7	9,962,616	$1,448.0	$108.5

(1) The tenant is American Express Travel Related Services Company, Inc.

(2) United States generally accepted accounting principles.

Item 8.01. Other Events.

Company Portfolio

Assuming the consummation of the Company’s potential acquisition of the portfolio described in Item 1.01 of this Current Report on Form 8-K, to date, the Company will have assembled a combined portfolio of $2.11 billion including purchased properties and properties under agreement. Such expected portfolio includes $29.5 million of purchased properties, $1.96 billion of properties under executed purchase and sale agreements and $121.9 million of properties under executed letters of intent.

A copy of the press release announcing the foregoing and dated as of August 9, 2013 is attached to this Current Report on Form 8-K and is incorporated by reference herein.

Email Relating to Offering Close

On August 7, 2013, Realty Capital Securities, LLC, the exclusive dealer manager for American Realty Capital Trust V, Inc.’s (the “Company”) initial public offering of common stock (the “Offering”), sent an email to broker dealers and financial advisors affiliated with members of the Company’s selling group in which it reaffirmed that the Company’s initial public offering of common stock would close to new investments upon the earlier to occur of: an equity raise of $1.7 billion; and September 18, 2013. Subscriptions must be received in good order by the Company by October 31, 2013 and must be dated no later than September 18, 2013. The text of the email is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated August 9, 2013
99.2	Email dated August 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST V, INC.

Date: August 9, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer and Chairman of the Board of Directors